Sub-Item 77C:  Matters Submitted to a Vote of Security Holders

Annual meeting of shareholders held on December 7, 2011

The Fund held an annual meeting of shareholders (the “Meeting”) on December 7, 2011 to vote on the following matters:

(1)	To elect six directors to serve until the annual meeting of stockholders in 2012 and until their successors are elected and qualify or until they resign or are otherwise removed;
(2)
To instruct the Adviser to vote proxies received by the Fund from any closed-end investment company in the Fund’s portfolio on any proposal (including the election of directors) in a manner which the Adviser reasonably determines is likely to favorably impact the discount of such investment company’s market price as compared to its net asset value.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Meeting (i.e., the presence of a majority of the shares outstanding on the record date of October 21, 2011) was necessary to constitute a quorum for the transaction of business.  At the Meeting, the holders of approximately 93.16% of the common stock outstanding as of the record date were represented in person or by proxy (6,219,885 votes), thus constituting a quorum for the matters to be voted upon by all shareholders at the Meeting.

The actual voting results for the agenda items were as follows:

Proposal to elect James Chadwick as a director:

FOR	% of Quorum	% of O/S	WITHHELD
5,139,593	82.63%	76.98%	1,080,293

Proposal to elect Andrew Dakos as a director:

FOR	% of Quorum	% of O/S	WITHHELD
4,940,400	79.43%	74.00%	1,279,486

Proposal to elect Phillip Goldstein as a director:

FOR	% of Quorum	% of O/S	WITHHELD
5,826,128	93.67%	87.26%	393,758

Proposal to elect Ben Harris as a director:

FOR	% of Quorum	% of O/S	WITHHELD
6,033,016	97.00%	90.36%	186,870

Proposal to elect Gerald Hellerman as a director:

FOR	% of Quorum	% of O/S	WITHHELD
5,893,769	94.76%	88.28%	326,117

Proposal to elect Charles C. Walden as a director:

FOR	% of Quorum	% of O/S	WITHHELD
6,068,608	97.57%	90.90%	151,278

Proposal to instruct the Adviser to vote proxies received by the Fund from any closed-end investment company in the Fund’s portfolio on any proposal (including the election of directors) in a manner which the Adviser reasonably determines is likely to favorably impact the discount of such investment company’s market price as compared to its net asset value.

FOR	% of Quorum	% of O/S	WITHHELD
3,116,846	97.44%	46.68%	37,028

*O/S = outstanding shares